Exhibit 99.1

PRESS RELEASE

Catalent Announces Closing of Incremental Term Loans

SOMERSET, N.J., December 19, 2023 — Catalent, Inc. (NYSE: CTLT), the leader in enabling the development and supply of better treatments for patients worldwide, announced today that its wholly owned subsidiary, Catalent Pharma Solutions, Inc., as borrower, and certain other wholly owned subsidiaries of Catalent, entered into an amendment, dated as of December 19, 2023, to its existing credit agreement for the issuance of new incremental term loans in an aggregate amount of $600 million, which was upsized due to very strong lender demand. The proceeds were used to repay a portion of the outstanding borrowings under Catalent’s revolving credit facility and to pay related fees and expenses.

“We are pleased to announce the successful outcome of our term loan transaction, which effectively terms-out a significant portion of our outstanding balance under the revolving credit facility,” said Matti Masanovich, Chief Financial Officer. “This action brings our total liquidity to approximately $1.3 billion and exemplifies our commitment and prioritization to a prudent financial policy, specifically the strengthening of our capital structure and liquidity position.”

About Catalent, Inc.

Catalent, Inc., is the global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,500 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply approximately 70 billion doses of nearly 8,000 products annually. Catalent’s expert workforce of nearly 18,000 includes more than 3,000 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated nearly $4.3 billion in revenue in its 2023 fiscal year.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual future events, results or achievements to be materially different from Catalent’s expectations and projections expressed or implied by the forward-looking statements. Important factors include, but are not limited to, those discussed under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the year ended June 30, 2023, and Catalent’s other filings with the SEC. Forward-looking statements speak only as of the date of this press release and are based on information available to Catalent as of the date of this press release, and Catalent assumes no obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Paul Surdez, Catalent, Inc.

(732) 537-6325

investors@catalent.com